UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2007

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	0-27527	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany-Shaker Road, Latham, New York 12110

(Address of Principal Executive Offices) (Zip Code)

(518) 782-7700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Plug Power Inc. (the “Company”) and John Elter entered into a separation agreement effective as of December 31, 2007 pursuant to which Mr. Elter resigned as Vice President and Chief Technology Officer of the Company agreement effective as of December 31, 2007. The separation agreement provides, among other things, for salary continuation at the rate of $267,671.04 per year payable in installments on regular payroll dates during the period January 1, 2008 to December 31, 2008 and continued employee benefits during the same period. In addition, Mr. Elter will receive one year of accelerated vesting for all options and shares of restricted stock held by him and one year in which to exercise such options. Options for a total of 23,333 shares with a weighted average exercise price per share of $4.86 and 3,333 shares of restricted stock will vest under the terms of the separation agreement. The separation agreement requires Mr. Elter to provide consulting services upon the request of the Company until December 31, 2008. Mr. Elter agreed not to work or provide services to certain competing businesses and he released the Company from all claims. The foregoing summary is qualified in its entirety by reference to the copy of the Separation Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

99.1	Separation Agreement, dated as of December 21, 2007, by and between John Elter and Plug Power Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: January 4, 2008	By:	/s/ Roger B. Saillant
Roger B. Saillant Chief Executive Officer